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                                                                      EXHIBIT o


                               TIME HORIZON FUNDS
                              MULTIPLE CLASS PLAN


                 This Multiple Class Plan ("Plan") has been prepared, pursuant to the requirements of rule 18f-3(d) under the Investment Company Act of 1940 ("Investment Company Act" or "Act"), in connection with the offer and sale of shares of Time Horizon Funds (the "Company"). The Company is a multiple class fund within the meaning of rule 18f-3.

                 In accordance with the requirements of rule 18f-3, this Plan describes the differences between the classes of shares that are issued by the Company, including the various services offered to shareholders, the distribution arrangement that pertains to each class, the methods of allocating expenses relating to those differences, and the conversion features or exchange privileges relating to the classes.

                                 I.  Background

                 The Company is an open-end investment company registered under the Investment Company Act. The Company currently has four authorized separate series ("Funds") -- Time Horizon Portfolio 1, Time Horizon Portfolio 2, Time Horizon Portfolio 3 and Time Horizon Portfolio 4. Time Horizon Portfolio 4 is currently not operational.

                 Each Fund has three classes of shares: Class A, Class B and Class K. The classes of each Fund represent interests in the same portfolio of investments held by that Fund and, except as described below, are identical in all respects. The classes differ in the following respects: (1) in the manner in which an investor may pay for the distribution of shares of the Funds; (2) in the expenses that may be incurred by one class as compared to another, and in the method of allocating expenses between the classes; (3) in the services provided to shareholders of each class; and (4) in the voting rights accorded to each class. These differences are discussed below in more detail.

                         II.  Discussion of Differences

         A.      Distribution and Service Arrangements

                 A Class A shareholder of a Fund pays a front-end sales charge of up to 5.5% of the offering price at time of investing in the Fund. The offering price is based on the Fund's net asset value per share plus the front-end sales load. In addition, a Class A shareholder of a Fund pays a shareholder servicing fee assessed at a rate of 0.25% of the average annual net assets of the Class A shares of the Fund pursuant to a Shareholder Service Plan.
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                 A Class B shareholder of a Fund pays a "spread load"
consisting of a distribution fee and a contingent deferred sales load ("CDSL"). The distribution fee is assessed pursuant to a Distribution Plan adopted by the Board of Trustees for the Funds in accordance with the requirements of rule 12b-1 under the Investment Company Act. This fee is assessed at a current rate of 0.75% of the average annual net assets of the Class B shares of each Fund. The CDSL for Class B shares has been established at a maximum level of 5.00% of the lesser of the net asset value or the purchase price of the shares being
redeemed.   A Class B shareholder of a Fund also pays a shareholder servicing fee assessed at a rate of 0.25% of the average annual net assets of the Class B shares of the Fund pursuant to a Shareholder Service Plan.

                 A Class K shareholder of a Fund pays a "level load," consisting of a distribution and/or administrative services fee as well as a shareholder servicing fee. The total of all distribution, administrative services and shareholder services fees may not exceed, in the aggregate, the annual rate of 1.00% of the average daily net assets of a Fund's K Shares. A distribution and administrative services fee may be assessed pursuant to a Distribution and Administrative Services Plan adopted by the Board of Trustees for the Funds in accordance with the requirements of Rule 12b-1 under the Investment Company Act. This fee is assessed at a current rate of 0.75% of the average annual net assets of the Class K shares of each Fund. Alternatively, an administrative services fees may be assessed pursuant to an Administrative Services Plan. This fee is assessed at a current rate of 0.75% of the average annual net assets of the Class K Shares of each Fund. A Class K shareholder of a Fund also pays a shareholder servicing fee assessed at a rate of 0.25% of the average annual net assets of the Class K Shares of the Fund pursuant to a Shareholder Service Plan.

         B.      Paying for Expenses

                 1.       Expenses Allocated to a Particular Class

                 Certain expenses of each Fund will be allocated solely to a particular class of shares of that Fund because they relate only to the distribution of shares of that class or to services provided only to the shareholders of that class. Such expenses include:

         (a) distribution expenses associated with the sale of Class B and Class K shares and for which a distribution fee will be assessed;

         (b) shareholder servicing fees associated with the servicing of a specific class;

         (c)     administrative service fees associated with Class K shares;

         (d) incremental transfer agent fees identified by the transfer agent as being attributable to a specific class;




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         (e)     printing and postage expenses related to preparing and
                 distributing materials such as shareholder reports, prospectuses, and proxies to shareholders of a particular class;

         (f)     blue sky fees incurred by a particular class;

         (g)     SEC registration fees incurred by a particular class;

         (h) the expenses of administrative personnel and services as required to support the shareholders of a particular class;

         (i)     litigation or other legal expenses relating to one class;

         (j) trustees' fees incurred as a result of issues relating to one class;

         (k) any other incremental expenses subsequently identified that should be properly allocated to one class of shares.

                 2.       Expenses Allocated to All Classes

                 Other expenses of the each Fund will be allocated to all classes of shares of the Fund in accordance with the requirements of rule 18f-3(c). These include the investment advisory fee and administrative services fee paid to Bank of America National Trust and Savings Association ("Bank of America"), the manager to the Funds; the custodial fee; and certain other expenses of the Funds. These expenses will be allocated to each class of a Fund based upon the net asset value of such class in relation to the net asset value of the Fund.

                 3.       Dividends

                 Dividends paid by each Fund as to each class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount; except that any distribution fees, shareholder servicing fees and class expenses allocated to a class will be borne exclusively by that class.

         C.      Differences in Services Offered

         1.      Conversions of Classes of Shares

                 (a) Class B shares purchased before _______ __, 1998 will convert to Class A shares on the first business day of the month following the eighth anniversary of the date of purchase. Class B shares purchased after _______ __, 1998 will convert to Class A shares on the first business day of the month following the ninth anniversary of the date of purchase.





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                 (b)      Any conversion of shares of one class of shares to
another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

         2.      Exchange of Classes of Shares

                 Class A, Class B and Class K Interests of a series may be exchanged for Class A, Class B and Class K Interests, respectively, of any other series, or any similar class of any investment company (or series) managed, administered or distributed by Bank of America (or its affiliates), on such terms as are determined by the Trustees from time to time and as described in the Funds' prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the Investment Company Act. For purposes of calculating the time period remaining on the conversion of Class B shares to Class A shares, Class B shares received on exchange retain their original purchase date.

         D.      Voting of Class Shares

                 Class B shareholders of a Fund have exclusive voting rights with respect to the approval of the Distribution Plan with respect to the Fund. Class K shareholders of a Fund have exclusive voting rights with respect to the approval of the Distribution and Administrative Services Plan or the Administrative Services Plan with respect to the Fund. In all other respects, the voting rights of a Class A, Class B and Class K shareholder of a Fund are the same. Each shareholder is entitled to one vote for each full share held and fractional votes for fractional shares held. Shareholders will vote in the aggregate and not by class or series, except as noted above and where otherwise required by law (or when permitted by the Board of Trustees).

                                III.  Amendment

                 All material amendments to this Plan must be approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Company.


Dated:  Approved July 27, 1998 to be effective _______ __, 1998





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